Exhibit 10.1
December 14, 2007
PERSONAL AND CONFIDENTIAL
Ms. Mariam Morris, Chief Accounting Officer
4520 East West Highway, 3rd Floor
Bethesda, Maryland 20814
     Re:     Amendment to Employment Agreement
Dear Mariam:
     This letter will reflect the agreement between you and Sucampo Pharmaceuticals, Inc. (the “Company”) upon certain amendments to the terms of the Amended Employment Agreement between you and the Company dated May 12, 2007.
     Effective as of January 1, 2008, your Base Salary will be increased to the annual rate of $220,000. In addition, effective as of January 1, 2008, you ceased to serve as the Company’s Chief Accounting Officer and assumed the position of Chief Financial Officer.
     Consistent with the requirements for modification set forth in Section 6.3 of the Amended Employment Agreement, this letter will document the mutual agreement between you and the Company to amend Section 3.1(a) of your Amended Employment Agreement to reflect the foregoing increase in Base Salary. This letter further documents the mutual agreement between you and the Company to modify your Amended Employment Agreement to reflect the foregoing change in your title and related responsibilities as follows: (1) “Chief Accounting Officer” is changed to “Chief Financial Officer” in Paragraph 5 of the prologue to your Amended Employment Agreement, (2) “Chief Accounting Officer” is changed to “Chief Financial Officer” in Section 1.1 of your Amended Employment Agreement, (3) “Chief Financial Officer” is removed from the list set forth in Section 1.1 of your Amended Employment Agreement naming those individuals or entities who may assign you duties, and (4) “Chief Financial Officer” is removed from the list set forth in Section 4.1(b)(vi) of your Amended Employment Agreement naming those individuals or entities whose directives you are obliged to carry out.
     The foregoing are the only changes to the terms of the Amended Employment Agreement to be made at this time. Please indicate your agreement to these modifications of the Employment Agreement by countersigning the enclosed copy of this letter in the space provided below and returning the same to me for the Company’s files.
     Thank you for your cooperation.

Sincerely,
/s/ RYUJI UENO
Ryuji Ueno, M.D., Ph.D
President

Acknowledged and accepted this 14th day of December, 2007.

/s/ MARIAM MORRIS
Mariam Morris